Exhibit 99.1

Media Relations:
Danielle Hamel
Juniper Networks
+1-408-936-7817
dhamel@juniper.net

Juniper Networks Promotes Jonathan Davidson to Executive Vice President and
General Manager of Juniper Development and Innovation Organization

SUNNYVALE, Calif., Jan. 15, 2015 –Juniper Networks (NYSE: JNPR), the industry leader in network innovation, has promoted Jonathan Davidson to executive vice president and general manager of Juniper Development and Innovation. In his new role, Davidson will drive strategy, development and business growth for Juniper’s routing, switching, and security businesses as well as oversee the evolution of Juniper’s silicon and software. Davidson is replacing Rami Rahim, who was recently named CEO. Davidson will report to Rahim.

“I am excited to promote Jonathan to executive vice president and general manager of Juniper Development and Innovation,” said Rahim. “He is a forward-thinking industry leader with a successful track record of understanding what customers need to run high-performance networks that are reliable, scalable and secure.”

Davidson joined Juniper Networks in 2010 where he was responsible for the Edge Routing and Aggregation Business product management and strategy. In Q3 2014, Davidson was appointed senior vice president and general manager for Juniper Networks Security, Switching and Solutions Business Unit, where he was responsible for the innovation, growth and product development of the company’s market-leading security and switching solutions.

“I am honored to lead the Juniper Development and Innovation team, which is focused on delivering groundbreaking technologies, products, solutions and software to help our customers solve their most critical business problems,” said Davidson.

Davidson has spent more than 15 years as a technology leader focused on developing innovative solutions. To view his complete biography, please visit http://www.juniper.net/us/en/company/leadership/.

About Juniper Networks
Juniper Networks (NYSE: JNPR) delivers innovation across routing, switching and security. From the network core down to consumer devices, Juniper Networks’ innovations in software, silicon and systems transform the experience and economics of networking. Additional information can be found at Juniper Networks (www.juniper.net) or connect with Juniper on Twitter and Facebook.

Juniper Networks and Junos are registered trademarks of Juniper Networks, Inc. in the United States and other countries. The Juniper Networks and Junos logos are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.